UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EVEREST GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0365432
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Seon Place – 4th Floor
141 Front Street
PO Box HM 845
Hamilton HM 19, Bermuda

(Address of Principal Executive Offices)(Zip Code)

Everest Group, Ltd. 2025 Employee Stock Purchase Plan

(Full title of the plan)

Ricardo Anzaldua, Esq.
100 Everest Way
Warren, New Jersey 07059

(Name and address of agent for service)

(908) 604-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	X	Accelerated filer
Non-accelerated filer		Smaller reporting company
Emerging growth company _______

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

                                                        ________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*The documents including the information required to be contained in Part I of the Registration Statement will be sent or given to participants of the Everest Group, Ltd. 2025 Employee Stock Purchase Plan (the "ESPP"), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such information is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which were previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be part hereof:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed pursuant to Section 13(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”);
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;
(c)The Registrant's Definitive Proxy Statement on Schedule 14A for the fiscal year 2024;
(d)The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025;
(e)The Registrant’s Current Reports on Form 8-K and amendments thereto filed on January 8, 2025,  January 14, 2025, January 22, 2025, February 27, 2025, March 4, 2025, March 6, 2025, March 24, 2025, March 28, 2025, May 16, 2025, May 20, 2025 and June 23, 2025; and
(f)The description of the Registrant’s Common Shares, par value $.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 8, 2000 under the Exchange Act,
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part thereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.
Certain legal matters with respect to the validity of the Common Shares registered hereby have been opined upon by Ricardo Anzaldua, Executive Vice President and General Counsel of the Registrant. Mr. Anzaldua owns or has rights to acquire an aggregate of less than 0.01% of the Registrant’s Common Shares.
Item 6.  Indemnification of Directors and Officers.
The Registrant is a Bermuda exempted company incorporated under the laws of Bermuda with limited liability by shares.  Section 98 of the Bermuda Companies Act 1981, as amended (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors employed by the company against any liability which by virtue of rule of law or otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.  Section 98 of the Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any costs and expenses incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.  Section 98 of the Act also provides that a Bermuda company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.
Bye-law 30 of the Registrant’s bye-laws provides that: (a) the officers and directors of the Registrant shall be indemnified out of the funds of the Registrant from and against any liability by virtue of law or otherwise imposed upon them by reason of any act done in connection with their duty as a director or officer of the Registrant; (b) expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any director, officer or employee of the Registrant in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that such person is not entitled to indemnification by the Registrant.
Bye-law 31 of the Registrant’s bye-laws provides that each shareholder agrees to waive any claim or right of action such shareholder might have against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the Registrant, provided that such waiver does not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.
Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.
EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Memorandum of Association of Everest Group, Ltd., incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (No. 333-87361).
4.2	Bye-Laws of Everest Group, Ltd., as amended May 14, 2025, incorporated herein by reference to Exhibit 3.1 to the Everest Group, Ltd., Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.
4.3	Everest Group, Ltd. 2025 Employee Stock Purchase Plan, included as Appendix B to the Proxy Statement on Schedule 14A filed on April 11, 2025.
5.1	Opinion of Ricardo Anzaldua, Executive Vice President and General Counsel of Registrant.

23.1	Consent of Ricardo Anzaldua, Executive Vice President and General Counsel of Registrant (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Powers of Attorney (included on the signature pages hereto).
107	Filing Fee Table

Item 9.  Undertakings.

1.              The undersigned Registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)              to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)              to include any material information with respect to the plan of distribution not previously disclosed in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of New Jersey, on the 7th day of August, 2025.

EVEREST GROUP, LTD.

By: /s/ MARK KOCIANCIC
Mark Kociancic Its: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Mark Kociancic, Ricardo Anzaldua and Robert Freiling such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all other documents in connection therewith, and to file the same, with all exhibits thereto, with the U.S. Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JIM WILLIAMSON	President and Chief Executive Officer	August 7, 2025

Jim Williamson	(Principal Executive Officer)

/s/ MARK KOCIANCIC	Executive Vice President and Chief Financial Officer	August 7, 2025

Mark Kociancic

/s/ ROBERT FREILING	Controller (Principal Accounting Officer)	August 7, 2025

Robert Freiling

/s/ JOHN A. GRAF	Chairman	August 7, 2025

John A. Graf

/s/ JOHN J. AMORE	Director	August 7, 2025

John J. Amore

/s/ WILLIAM F. GALTNEY, JR.	Director	August 7, 2025

William F. Galtney, Jr.

/s/ MERYL HARTZBAND	Director	August 7, 2025

Meryl Hartzband

/s/ JOHN HOWARD	Director	August 7, 2025

John Howard

/s/ ALLAN LEVINE	Director	August 7, 2025

Allan Levine

/s/ GERALDINE LOSQUADRO	Director	August 7, 2025

Geraldine Losquadro

/s/ HAZEL MCNEILAGE	Director	August 7, 2025

Hazel McNeilage

/s/ A. DARRYL PAGE	Director	August 7, 2025

A. Darryl Page

/s/ ROGER M. SINGER	Director	August 7, 2025

Roger M. Singer

EXHIBIT 5.1

August 7, 2025
Everest Group, Ltd.
Seon Place – 4th Floor
141 Front Street
PO Box HM 845
Hamilton HM 19, Bermuda

Re: Proposed Registration of 500,000 shares of Common Shares Pursuant to the Everest Group, Ltd. 2025 Employee Stock Purchase Plan

Ladies and Gentlemen:

As Executive Vice President and General Counsel of Everest Group, Ltd., a Bermuda company (the “Company”), I have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-8 (“the “Registration Statement”) filed on August 7, 2025 with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration under the Securities Act of 500,000 shares of the Company, par value US$0.01 per share (the “Shares”), issuable pursuant to the Everest Group, Ltd. 2025 Employee Stock Purchase Plan (the “Plan”).

For the purposes of giving this opinion, I have examined the Registration Statement (but excluding the exhibits and schedules thereto unless specifically referred to herein).

In rendering my opinion, I have examined and relied upon the memorandum of association and the bye-laws of the Company, minutes of meetings of the Company’s board of directors and shareholders approving the issuance of the Shares (referred to herein as the “Minutes”), correspondence on behalf of the Company with the Bermuda Monetary Authority (the “BMA”) whereby the BMA has granted certain permissions, inter alia, for the issuance (and subsequent transfer) of the Company’s securities (subject to conditions expressed in such correspondence) and such other documents and made enquiries with Bermuda counsel as to questions of Bermuda law as I have deemed necessary in order to render the opinions set forth below.

I have assumed:

1)the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by me and the authenticity and completeness of the originals from which copies were taken;
2)the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by me;
3)that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended;
4)that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder;
5)that, upon the issuance of the Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
6)that there is no provision of the law of any jurisdiction, other than Bermuda and the federal laws of the United States of America, which would have any implication in relation to the opinions expressed herein; and
7)that the issuance and transfer of the Shares will comply at all times with the permissions obtained from the BMA.

“Non-assessability” is not a legal concept under Bermuda law, but when I describe the Shares as being “non-assessable” herein I mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Shares (but only with respect to such member), that no further sums are payable with respect to the holding of such Shares and the member shall not be bound by an alteration in the memorandum of association or the bye-laws of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

I express no opinion herein as to matters involving the laws of any jurisdiction other than the laws of Bermuda and the current federal laws of the United States of America, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof. I assume no obligation to revise or supplement the opinion should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof. This opinion is not to be relied upon in respect of any matter other than the issuance of the Shares, as described in the Registration Statement and may not be quoted or referred to in any public document without my prior consent.

Based upon the foregoing, I am of the opinion that:

1. The Company is duly incorporated and existing as an exempted company under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. Upon the issuance and delivery of the Shares in accordance with the terms of the Plan and the registration of such Shares in the Company’s register of members and when the Registration Statement has become effective under the Securities Act, such Shares will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Ricardo Anzaldua

Ricardo Anzaldua

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 27, 2025, with respect to the consolidated financial statements and financial statement schedules of Everest Group, Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

August 7, 2025

EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Everest Group, Ltd. of our report dated February 28, 2024, except for the changes in segment presentation discussed in Note 6 to the consolidated financial statements, as to which the date is February 27, 2025 relating to the financial statements and financial statement schedules, which appears in Everest Group, Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 7, 2025